Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference our report dated May 14, 2020 in the Amendment No. 2 to Registration Statement on Form S-1 (No. 333-232378), relating to the audit of the consolidated balance sheets of Muliang Viagoo Technology, Inc. (formerly known as Muliang Agritech, Inc.) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019, which appears in the Form 10-K filed by the Company with the U.S. Securities Exchange Commission on May 14, 2020.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 9, 2020	Certified Public Accountants